Exhibit 10.18

Intellon®

NO NEW WIRES®

Intellon Corporation
5100 West Silver Springs Blvd.
Ocala, FL 34482
Tel: (352) 237-7416
Fax: (352) 237-7616
Internet: www.intellon.com

Personal and Confidential

January 7, 2007

Mr. Brian T. McGee

16281 Matilija Way

Los Gatos, CA 95030

Dear Brian,

We are pleased to extend to you this offer of employment to join Intellon Corporation (“Intellon” or the “Company”) as Senior Vice President and Chief Financial Officer. The components of this offer include:

Rate of Pay:	$ 9,583.33 per pay period. Based on 24 pay periods per year, this equates to $230,000 annually (“Base Salary”).

Equity Incentive:

You will receive a grant of stock options covering 1,107,105 shares of Intellon common stock under the Intellon 2000 Employee Incentive Plan, as amended, effective as of your first day of employment with Intellon. Based upon Intellon’s existing capital structure (including the issuance and sale in December 2006 of shares of Series C Convertible Preferred Stock for $18 million), this grant represents approximately 1.0% of the fully-diluted stock of the Company as of the date of this letter. Twenty-five percent of these options will vest upon the last day of the month which is the month in which the first anniversary of the date of grant occurs (the “Initial Vesting Date”) and the remaining 75% of the options will vest at the end of each three month period (each a “Quarter”) succeeding the Initial Vesting Date, in the amount of 6.25% of the award per Quarter, with the first such succeeding Quarter (12 Quarters in all) commencing on the first day following the Initial Vesting Date. The acceleration of the vesting of your options upon the occurrence of a Change in Control of the Company will be governed by the terms of the 2000 Employee Incentive Plan, provided that any options which have not then vested will

Mr. Brian T. McGee

immediately vest if you are terminated other than for Cause (as defined below) within twelve months following a Change in Control (as defined in such plan). The grant will be made by the Compensation Committee of Intellon’s Board of Directors (“Compensation Committee”), which will also determine the exercise price of the options as of the date of grant based on the per share value of the shares of Intellon common stock as determined pursuant to a valuation now being conducted by an independent accounting firm. The options will be incentive stock options to the extent permitted by applicable tax provisions.

Annual Cash Incentive:

You will be eligible to participate in one or more annual cash incentive programs, such as the Intellon Annual Cash Incentive Program (“ACIP”), as amended from time to time, in which your performance goals will consist of the Company’s annual performance goals and other specific individual or team performance goals approved by the Company’s Chief Executive Officer or the Compensation Committee. The maximum annual cash incentive payment for meeting all of the goals under the ACIP will be 35% of your Base Salary.

Supervisor:	You will report to the Chief Executive Officer of Intellon.

Relocation:

The location of this position is at Intellon’s headquarters office, which is presently located in Ocala, Florida. You will be expected to relocate your principal residence from California to the Ocala or Orlando, Florida area within 90 days of the date you commence your employment with Intellon.

Intellon will pay or reimburse you for up to $25,000 aggregate maximum of actual and reasonable documented moving and relocation expenses, including such expenses as packing, transportation and unpacking of household goods and house hunting trips.

If you leave Intellon of your own accord within the first year of employment, you will be required to reimburse Intellon for the amount of the relocation benefits paid to you during that period of time. Intellon will have the right to offset any such amount, as well as any other amounts you may owe to Intellon, against Intellon’s payment obligations to you.

Mr. Brian T. McGee

Relocation benefits are subject to tax implications to you in accordance with the Internal Revenue Service guidelines. Certain amounts may be subject to federal income tax withholding. You will not be reimbursed for any taxes that may be due, or any taxes that may be withheld, with respect to any relocation reimbursements provided to you.

Prior to the earlier of (i) 45 days after the commencement of your employment or (ii) the date that you relocate your principal residence to Florida, Intellon will also reimburse you for the reasonable and documented expenses of temporary accommodations and transportation expense in the Ocala, Florida area, provided such arrangements are approved in advance by Intellon’s Chief Executive Officer.

Other Benefits:

You will be eligible to participate in the Intellon Employee Benefits Package, subject to applicable plan terms and waiting periods not to be later than February 1, 2007. You will be eligible for paid vacation in accordance with Intellon’s vacation policy for officers, subject to a minimum of three weeks of vacation per year.

Travel:

This position requires frequent overnight travel in the United States, Canada and overseas. Intellon will reimburse you for the reasonable and documented expenses of this travel, in accordance with Company policies.

Other Matters:	This offer is subject to a negative (favorable) test on a pre-employment drug screening setup by Intellon Corporation.

This offer is subject to your executing and returning the enclosed Employment Agreement to Intellon. The terms of the enclosed Employment Agreement were a material factor in determining the terms of this letter.

The terms of the incentive plans and benefit programs described in this letter are subject to the terms of the applicable governing documents and agreements.

This position requires that you devote your full business time to the advancement of Intellon’s interests and to the discharge of your duties and responsibilities with Intellon. However, provided that such service does not reflect adversely on Intellon or interfere with your performance of the duties and

Mr. Brian T. McGee

responsibilities of your position with Intellon, you may at your election and expense continue to serve as a member of the Board of Directors (but not as the chair of any Board committee) of HydroGen Corporation.

This offer of employment is valid through January 10, 2007. If this offer is acceptable to you, we would like you to start work with Intellon on or after January 15, 2007 but in no event later than January 31, 2007. Your employment with Intellon will be at will, meaning that Intellon will have the right to terminate your employment with or without cause, in its discretion. However, in the event that you are terminated without Cause (as defined below), you will receive from Intellon an amount equal to the aggregate of (i) your annual Base Salary (determined as of the date such termination of employment occurs), and (ii) (x) in the event your employment is terminated during 2007, the maximum amount of any annual cash incentive payment payable to you for such year under any incentive compensation program then applicable to you; or (y) in the event your employment is terminated after 2007, the amount (which amount shall be annualized if such amount was prorated due to less than a full year of service) of any annual cash incentive payment payable to you with respect to the calendar year ended immediately prior to the calendar year during which such termination of employment occurs. Such amount shall be paid ratably over 12 months in accordance with Intellon’s normal salary payment schedule for senior management (but not less frequently than monthly). During such 12 month period, Intellon will also provide to you (or at Intellon’s option, reimburse you for the reasonable cost of) group medical insurance generally comparable to that available to other senior executives of the Company.

For purposes of this letter, “Cause” means your having: (i) been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) committed one or more acts or omissions constituting fraud, embezzlement or willful breach of a fiduciary duty to Intellon; (iii) committed one or more acts constituting gross negligence or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of Intellon; (iv) habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance (other than a controlled substance which you are properly taking under a current prescription), (v) engaged in unlawful harassment of employees or customers of Intellon; (vi) exposed Intellon to criminal liability caused by you which results in a material adverse effect on the business, financial condition or results of operations of Intellon; (vii) failed, after written warning from the Board of Directors of Intellon specifying in reasonable detail the failure(s) complained of, to substantially perform the duties of your position (excluding, however, any failure to meet any performance targets or to raise capital); or (viii) died or become permanently disabled such that you are unable to perform the essential functions of your position, with or without reasonable accommodation.

If the provisions of the offer of employment stated above and the enclosed Employee Agreement are acceptable to you, please sign in the space below stating your understanding and acceptance of this offer and sign the enclosed Employment Agreement. Thereafter, please

Mr. Brian T. McGee

return the signed original of this letter and the signed original of the Employee Agreement to the Intellon Human Resources Department and retain the enclosed copies for your records. In the meantime, feel free to contact me, with any questions you may have regarding this offer of employment.

This offer of employment has been approved by the Compensation Committee of the Intellon Board of Directors and is subject to ratification by the Board of Directors no later than January 30, 2007.

We are excited about the prospects of your joining the Intellon team and contributing to Intellon’s continued growth.

Sincerely,

INTELLON CORPORATION

/s/ Charles E. Harris
Charles E. Harris
Chairman and Chief Executive Officer

With my signature below, I accept the terms and conditions of the employment offer as described in this letter. I understand that this is an acceptance of an offer of employment and I will be employed on an at-will basis.

/s/ Brian T. McGee	8 Jan 2007
Brian T. McGee	Date

EMPLOYEE AGREEMENT

In consideration of my employment by INTELLON CORPORATION, a Delaware corporation (the “Company”) and of my compensation as an employee of the Company, I agree as follows:

1.	I understand that during my employment by the Company I may have access to unpublished and otherwise confidential information (“Confidential Information”) both of a technical and non-technical nature, relating to the business of the Company, including information disclosed to the Company by others under agreements to hold such information confidential. I agree to observe all Company policies and procedures concerning such Confidential Information. I agree, except as authorized in writing by an executive officer of the Company, that I will not remove from the Company’s premises any of said Confidential Information (except when necessary in the performance of my duties for the Company), unless or until said Confidential Information may become a matter of public knowledge through no fault of mine. I further agree not to disclose or use, either during my employment or at any time thereafter, any Confidential Information unless authorized to do so by the Company in writing, except that I may disclose and use such information when necessary in the performance of my duties for the Company.

2.	On termination of my employment with the Company for any reason, I will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, apparatus, drawings, blueprints, and any other material of the Company, including all materials pertaining to Confidential Information developed by me or others, and all copies of such materials, whether of a technical, business or fiscal nature, which are in possession or under my control.

3.	I will promptly disclose to the Company any idea, invention, creative work, discovery or improvement, whether patentable or copyrightable or not, conceived or made by me alone or with others at any time during my employment. I understand that the Company owns any such idea, invention, discovery or improvement, whether patentable or copyrightable or not, conceived or made by me alone or with others at any time during my employment, and I hereby assign to the Company all rights I have or may acquire therein which the Company deems necessary. These obligations shall continue beyond the termination of my employment with respect to ideas, invention, discoveries and improvements conceived or made during my employment with the Company. I understand that the obligation to assign my inventions to the Company shall not apply to any invention which is developed entirely on my own time without using any of the Company’s equipment, supplies, facilities and/or trade secret information unless such invention relates in any way to the business or to the current or planned research or development of the Company.

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4.	I understand that I will not be obligated to assign any invention which may be wholly conceived by me after the termination of my employment, except that I will be so obligated if the invention involves utilization of Confidential Information. I also understand and agree that any idea, invention, discovery or improvement relating to the business of the Company or to the duties of my employment with the Company disclosed to third parties by me within one year after leaving the employ of the Company will be presumed to have been conceived or made during my employment with the company and shall belong to the Company, and if such is not the fact, that I will have the burden of proving such.

5.	I further agree that the Company is the owner of the copyright in any work which I produce during my employment which was produced as one of the duties of my employment or otherwise for or on behalf of the Company during the period of my employment. I agree to execute any and all applications, assignments and other instruments relating to such copyrights which the Company deems necessary.

6.	I will not assert any rights to any invention, discovery, idea or improvement, or any rights to copyright in any work relating to the business of the Company, as having been made or acquired by me prior to my employment by the Company, except for the matters, if any, described in Appendix A attached to this Agreement.

7.	At the Company’s request and expense, I agree to assist in protecting the Company’s rights in any idea, discovery, invention, improvement or copyright owned by or to be assigned to the Company pursuant to this Agreement.

8.	If the Company does not wish to retain ownership of any such idea, discovery, invention or improvement, or copyright, and I wish to use or develop same for my own benefit, I will obtain the Company’s written permission before I do so.

9.	I represent and warrant that my employment with the Company does not and will not breach any agreement of duty I have to anyone else, including any agreement or duty to keep in confidence confidential information belonging to others or any agreement or duty relating to invention ownership or non-competition. I agree not to disclose to the Company or use in its behalf any confidential information belonging to others. I have not taken, without consent, any documents or other materials belonging to any prior employer. I represent and warrant that my employment with the Company will not conflict with any obligation of mine to any prior employer or person.

10.	I agree that during the period of my employment with the Company and for a period of twelve months after termination of my employment with the Company for any reason other than if involuntary and without cause, I will not become employed with, or have any interest in, any other entity or business, whether presently existing or subsequently formed, which is engaged at this time or becomes engaged during the twelve month non-competition period, in the business of designing, developing, manufacturing or selling products that directly compete with products sold by the Company as of the date of such termination.

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11.	I agree that during the period that I am employed with the Company and for a period of twelve months after termination of my employment for any reason, I will not solicit for employment or employ on behalf of myself or any other person any individual who was an employee or the Company within 12 months prior to such solicitation of employment. During such twelve-month period, I also will not induce any employee or independent contractor of the Company to terminate such person’s employment or relationship with the Company, or anyone having a business relationship with the Company to terminate or curtail such relationship with the Company.

12.	I understand that the Company may terminate my employment relationship for cause if I fail to comply with any of my obligations pursuant to this Agreement.

13.	I understand that my employment with the Company requires that I devote my full business time, best efforts and business judgment to the advancement of the Company’s interests and to the discharge of my duties and responsibilities to the Company. I will not hold any other employment or business position without the prior written consent of the Chief Executive Officer of the Company.

14.	If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

15.	Either I, or the Company, may terminate the employment relationship at any time. All of my obligations under this Agreement will continue after such termination of employment.

16.	This Agreement is for the benefit of the Company, its successors and assigns and is binding upon any assigns, executors, administrators and other legal representatives.

17.	The laws of the State of Florida shall govern this Agreement and the sole venue for any action arising out of this Agreement shall be a state court located in Marion County, Florida, and I agree to be subject to the personal jurisdiction of such court through service by certified mail, postage prepaid, at my address set forth below.

Dated: 8 Jan 2007	Employee:	/s/ Brian T. McGee
Brian T. McGee

	Address:	[Address]

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Appendix A to Employee Agreement

I represent that I have indicated on this Appendix all matters referred to in Paragraph 6 of the attached Agreement in which I owned any right or interest prior to my employment with the Company. I agree that any such matters listed in this Appendix are not subject to assignment under this Agreement.

Brief Description of Inventions and Right, Title or Interest Copyrighted Works and Date Acquired.

None

Dated: 8 Jan 2007	Employee:	/s/ Brian T. McGee
Brian T. McGee